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THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES             EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS




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
Year ended December 31
Dollars in millions                                                     2000         1999         1998         1997         1996
--------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income from continuing operations before taxes                        $1,848       $1,788       $1,651       $1,595       $1,526
Fixed charges and preferred stock dividends excluding interest
   on deposits                                                         1,063        1,010        1,188        1,110        1,022
                                                                      ----------------------------------------------------------
     Subtotal                                                          2,911        2,798        2,839        2,705        2,548
Interest on deposits                                                   1,653        1,369        1,471        1,457        1,428
                                                                      ----------------------------------------------------------
     Total                                                            $4,564       $4,167       $4,310       $4,162       $3,976
                                                                      ==========================================================

FIXED CHARGES
Interest on borrowed funds                                              $915         $870       $1,065       $1,010         $985
Interest component of rentals                                             50           44           33           26           27
Amortization of notes and debentures                                       1            1            1            1            1
Distributions on Mandatorily Redeemable Capital Securities
   of Subsidiary Trusts                                                   67           65           60           43            1
Preferred stock dividend requirements                                     30           30           29           30            8
                                                                      ----------------------------------------------------------
     Subtotal                                                          1,063        1,010        1,188        1,110        1,022
Interest on deposits                                                   1,653        1,369        1,471        1,457        1,428
                                                                      ----------------------------------------------------------
     Total                                                            $2,716       $2,379       $2,659       $2,567       $2,450
                                                                      ==========================================================

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
   DIVIDENDS
Excluding interest on deposits                                          2.74x        2.77x        2.39x        2.44x        2.49x
Including interest on deposits                                          1.68         1.75         1.62         1.62         1.62
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